NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2016 RESULTS

(La Jolla, California) - March 2, 2017 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the fourth quarter and full year ended December 31, 2016. PICO reported shareholders' equity of $328 million ($14.22 per share) at December 31, 2016, compared to $334.9 million ($14.52 per share) at September 30, 2016 and $346.4 million ($15.04 per share) at December 31, 2015.

Fourth Quarter Segment Results of Operations

For the fourth quarter of 2016, PICO reported a net loss of $8.8 million ($0.38 per share), compared to a net loss of $1.2 million ($0.05 per share) for the fourth quarter of 2015. Our fourth quarter segment results of operations were as follows (in thousands):

	Three Months Ended December 31,
	2016	2015
Revenue by operating segment:
Water resource and water storage operations	$139	$141
Real estate operations	108,014	106,953
Corporate	4,971	1,046
Total revenue	$113,124	$108,140

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(1,213)	$(1,951)
Real estate operations	3,351	8,055
Corporate	(10,305)	(2,438)
Income (loss) from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(8,167)	3,666
Benefit for federal, foreign, and state income taxes	5,979	13
Income (loss) from continuing operations	(2,188)	3,679
Income (loss) from discontinued agribusiness operations, net of tax	581	(1,019)
Gain (loss) on sale of discontinued agribusiness operations, net of tax	1	(478)
Net income (loss) from discontinued agribusiness operations, net of tax	582	(1,497)
Net income (loss)	(1,606)	2,182
Net income attributable to noncontrolling interests	(7,160)	(3,353)
Net loss attributable to PICO Holdings, Inc.	$(8,766)	$(1,171)

Full Year Segment Results of Operations

For 2016, we reported a net loss of $21.9 million ($0.95 per share), compared to a net loss of $81.9 million ($3.56 per share) for 2015. Our full year segment results of operations were as follows (in thousands):

	Year Ended December 31,
	2016	2015
Revenue by operating segment:
Water resource and water storage operations	$952	$4,332
Real estate operations	354,745	279,196
Corporate	6,881	(16,865)
Total revenue	$362,578	$266,663

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(5,476)	$(3,858)
Real estate operations	8,064	6,394
Corporate	(20,591)	(33,686)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(18,003)	(31,150)
Benefit for federal, foreign, and state income taxes	6,351	2,961
Equity in loss of unconsolidated affiliate		(3,422)
Loss from continuing operations	(11,652)	(31,611)
Income (loss) from discontinued agribusiness operations, net of tax	479	(30,539)
Loss on sale of discontinued agribusiness operations, net of tax	(1,856)	(18,729)
Net loss from discontinued agribusiness operations, net of tax	(1,377)	(49,268)
Net loss	(13,029)	(80,879)
Net income attributable to noncontrolling interests	(8,836)	(979)
Net loss attributable to PICO Holdings, Inc.	$(21,865)	$(81,858)

PICO’s President and Chief Executive Officer, Max Webb, commented:

“2016 was a year of transition that saw us begin the process of monetizing our assets with the objective of returning capital to shareholders. Additionally, the year witnessed the implementation of a series of key corporate initiatives for PICO. Following the CEO succession process we undertook in the fourth quarter, the Board adopted a new executive compensation plan designed to reduce overall executive compensation while bringing our compensation program more in line with what we believe to be the expectations of our shareholders. During the year we also implemented a series of additional cost saving measures that have significantly reduced our net annual cash costs on a go forward basis.

“As part of our stated strategy of monetizing assets to enable return of capital to our shareholders, we entered into a number of transactions aimed at furthering this goal:

•	We entered into significant water sales transactions in 2016 that closed in the first quarter of 2017 pursuant to which we realized gross proceeds of $25 million.

•	We sold the majority of our oil and gas assets in 2016 for gross proceeds of $9.6 million and have a detailed plan to wind down the remaining oil and gas operations in 2017.

Looking forward, we continue to seek avenues to maximize value through opportunistic monetizations of our assets.

“We made a number of corporate governance enhancements to the Company during the year, including that the Board accelerated its planned declassification to take effect prior to our May 2017 annual meeting of shareholders. Following this meeting the Board will be reduced to 5 members, which we believe will allow us to pursue our strategy more efficiently while minimizing director costs.

“UCP reported net income before income tax of $9.2 million. Comparing 2016 to 2015, UCP continued to increase revenue. In particular, their homebuilding revenue increased by 36.2% to $343.9 million. UCP’s homebuilding gross margin percentage increased to 18.3% in 2016 from 17.8% in 2015 while selling, general and administrative costs decreased to 13.9% of UCP’s total revenue compared to 16.4%% in 2015. UCP’s unit backlog at December 31, 2016 was $149.6 million (362 units) compared to $108.8 million (249 units) at December 31, 2015.

“Vidler did not record any significant sale transactions in the year. Previously announced sale transactions of a total of 100,000 acre feet of our Arizona Long Term Storage Credits for $25 million did not close until the first quarter of 2017 and as a result our water segment recorded a loss of $5.5 million for the year.

“During 2016, we also accrued severance expense to our former CEO of $10.4 million, which was recorded in the Corporate segment and together with the results of selling the majority of our oil and gas assets, writing off our investment in Synthonics, and corporate overhead contributed to the Corporate segment’s loss for the year of $20.6 million.”

Net Operating Loss Carryforwards

At December 31, 2016, PICO had approximately $137.1 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in PICO’s Annual Report on Form 10-K for the year ended December 31, 2016 that PICO has filed with the Securities and Exchange Commission.

Net Book Value

The following table is provided as a supplement to the consolidated financial statements contained in our Annual Report on Form 10-K, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
12/31/2016
Water resource and water storage operations	$183.9
Real estate operations	128.1
Corporate and discontinued agribusiness operations	16
Shareholders’ equity	$328

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

As of December 31, 2016, our two major investments were:

•	Vidler Water Company, Inc., a water resource and water storage business; and

•	a 56.8% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, Washington State, North Carolina, South Carolina and Tennessee.

OTHER INFORMATION

At December 31, 2016, PICO Holdings, Inc. had a market capitalization of $349.5 million, and 23,069,381 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives and ability to reduce costs, our ability to wind down our remaining oil and gas operations, our ability to utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Financial Profiles, Inc.
Lisa Mueller
pico@finprofiles.com
310-478-2700

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